Exhibit (a) (16)

                                  VAN ECK FUNDS

                                 AMENDMENT NO.15

                 TO AMENDED AND RESTATED MASTER TRUST AGREEMENT

      Amendment No. 15 to the Amended and Restated Master Trust Agreement dated February 6, 1992 (amending the Master Trust Agreement dated April 3, 1985), as amended (the "Agreement"), of Van Eck Funds (the "Trust"), made at New York, New York, this 24th day of August 2001.

                                   WITNESSETH:

      WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended from time to time, as long as such amendment does not adversely affect the rights of any shareholder, and as long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

      WHEREAS,  Article  IV,  Section  4.1 of the  Agreement  provides  that the
Trustees  of  the  Trust  may   establish   and   designate   series  of  Shares
("Sub-Trusts") of the Trust and classes thereof; and

      WHEREAS, a majority of the Trustees have voted to liquidate the Natural Resources Fund, and

      WHEREAS, a majority of the Trustees have voted to change the name "Emerging Markets Vision Fund" to the "Troika Dialog Fund.

      WHEREAS, a majority of Trustees have duly approved these amendments to the Agreement and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts.


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

      NOW, THEREFORE, the undersigned, Thomas Elwood, the duly elected and serving Secretary of the Trust, pursuant to the authorizations described above, hereby declares that the initial paragraph of Article IV, Section 4.2 of the Agreement is amended to read in entirety as follows:

      "Section 4.2 ESTABLISHMENT AND DESIGNATION OF SUB-TRUSTS. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate the followings even Sub-Trusts: Asia Dynasty Fund (Class A and Class B), Troika Dialog Fund (Class A), Global Leaders Fund (Class A and Class B), Global Hard Assets Fund (Class A, Class B and Class C), International Investors Gold Fund (Class A) and U.S. Government Money Fund. Shares of such Sub-Trusts and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:"

WITNESS my hand and seal this 24th day of August 2001.


/s/ Thomas Elwood                                               (SEAL)
-----------------------------------
Thomas Elwood, Secretary


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STATE OF NEW YORK       )
                        )
COUNTY OF QUEENS        )

      Then personally appeared the above-named Thomas Elwood and acknowledged this instrument to be his free act and deed this 24th Day of August 2001


/s/ Alison Y. Emanuel
-----------------------------------
Notary Public


      ALISON Y. EMANUAL
NOTARY PUBLIC, STATE OF NEW YORK
       No. 01EM5077310
   Qualified in Queens County
COMMISSION EXPIRES MAY 5, 2003


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